Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of shares of common stock to be issued pursuant to the 2014 Equity Incentive Plan, the 2021 Equity Incentive Plan, and the 2021 Employee Stock Purchase Plan of Solid Power, Inc. of our report dated August 10, 2021, with respect to the financial statements of Solid Power, Inc. for the year ended December 31, 2020, included in the prospectus filed pursuant to Rule 424(b)(3) on December 28, 2021 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, CO

February 14, 2022